Exhibit 10.4 Management Agreement -Lambert Kassing
MANAGEMENT SERVICES AGREEMENT

THE UNDERSIGNED:

Royal Invest International Corporation (RIIC) a publicly traded corporation trading on the Over the Counter (“OTC”) under the symbol RIIC, incorporated in the United States of America in the State of Delaware with its registered office located at 980 Post Road East, 2nd. floor, Westport, Connecticut 06990, USA, legally represented by its CEO Mr. Jerry Gruenbaum, hereinafter also referred to as “RIIC”

and

Mr. L.J.C.M. Kassing residing in Schilde Belgium, and/or a management company under his control, hereinafter also referred to as "Management";

WHEREAS:

•
The shareholders of Royal Invest Europe B.V. and Royal Invest Development & Services B.V. here after referred to as the “B.V.’s  have requested and appointed Management in a General Meeting of Shareholders, dated October 22, 2008, as Managing Director of the B.V’s and has requested Management to render certain services referred to in Article 3 of this Agreement, which services Management is willing to render;

•	the parties hereto wish to establish their mutual obligations and responsabilities;

HEREWITH UNDERTAKE AND AGREE THE FOLLOWING:

Article 1 - Appointment; domiciliation
1.
Management is hereby appointed as Managing Director of B.V.’S for an indefinite period. The acting of Management with effect from October 22, 2008, with a minimum term of one year,  is hereby ratified and confirmed; any activities performed by Management as Managing Director from the effective date of its appointment are hereby approved and, to the extent necessary, ratified and confirmed.

2.	From the effective date of Management's appointment as Managing Director the registered office of B.V.’S shall be at Management's registered office.

Article 2 - Termination
1.	The shareholders of B.V.’S may dismiss Management at any time, with or without cause, by giving one month's written notice by registered mail to Management at its registered office as mentioned above.

2.	Management may resign with immediate effect at any time, with or without cause, by giving written notice by registered mail addressed to B.V.'s legal address.

3.
If, for whatever reason, Management should cease to be the Managing Director of B.V.’S, B.V.’S will cease to have its registered office at Management's address, and Management will cease to have any further responsibilities towards B.V.’S unless expressly agreed and understood otherwise. In such event, Management is authorised to notify the Trade Register of the Chamber of Commerce, the tax authorities and all other authorities and parties having business with B.V.’S

4.	Neither the dismissal nor the resignation of Management can ever per se serve as grounds for a claim for damages on the part of B.V.’S.

5.	The covenants and agreements under both Article 4 and 5 of this Agreement will not be affected by the dismissal or resignation of Management, and will survive the termination of this Agreement.

Article 3 - Management/services
1.
Within its professional standards Management will act as Managing Director of B.V.’S and will manage and control the conduct of the business of B.V.’S in accordance with the resolutions passed by and the instructions of the shareholders of B.V.’S and the articles of association of B.V.’S and the laws of The Netherlands.

2.	Management will maintain the due order and good standing of B.V.’S and undertakes to perform such duties as may reasonably be expected of a person holding such office.

3.	The duties of Management towards B.V.’S will not prevent Management from acting as managing director of other companies.

4.	The rendering of services shall be conditional upon the complete and accurate provision by B.V.’S and/or the shareholders of B.V.’S of the requisite information.

5.	B.V.’S and/or the shareholders of B.V.’S shall provide Management, upon request, with all information it may require.

6.
If and to the extent that B.V.’S and/or the shareholders of B.V.’S fails to provide Management with any information requested, Management shall be discharged from its obligation to perform the services to which the request for information relates.

Article 4 - Confidentiality
1.
Management will hold in strict confidence all information received from B.V.’S and/or the shareholders of B.V.’S or in connection with B.V.’S and/or the shareholders of B.V.’S unless such information can be obtained by the general public through inspection of public registers and when disclosure of such information is required by law.

2.	Management undertakes not to use the information obtained for any purpose other than for or in connection with the management of B.V.’S

3.
On termination of this agreement, Management undertakes to return all such information it has from B.V.’S and/or the shareholders of B.V.’S in any form as well as not to use such information after the aforesaid termination.

Article 5 - Limited activities of B.V.’S
B.V.’S declares that it does not intend to employ staff or to undertake trading activities. Notwithstanding the foregoing B.V.’S will undertake all measures to comply with all legal requirements applicable to B.V.’S

Article 6 -  Supply of information
1.
In order to ensure that Management will be able to fulfil all requirements of law or under the articles of association, B.V.’S and/or the shareholders of B.V.’S will provide Management with all necessary information, records, and documentation.

2.
If the information, records and documentation has to be provided by another company of the "B.V.’S Group", the obligation to provide the information, data and documentation will be assumed by that company.

Article 7 - Fees
1.	In consideration for performance by Management in accordance with the terms of this Agreement, B.V.’S and the shareholders of B.V.’S agree jointly and severally to pay the following fees and charges:
-	a fixed fee of € 15.000,- monthly starting October 22, 2008.

2.	Fees shall be adjusted every year on the basis of the increase (if any) of the cost of living index in The Netherlands.

3.	The domiciliary fee will be billed annually in advance by Management. The other fees and charges will be billed either monthly or quarterly.

4.
Management is hereby authorised to pay the said fees and charges out of B.V.'s bank account when 14 days have lapsed after having sent a copy of the invoices, unless advised otherwise within this term.

5.
All fees and charges, whether billed by Management, shall be paid without set-off or counterclaim, and free and clear of and without deductions, within one month of the day on which they are billed. Legal interest will accrue on all overdue amounts from the day following the last day on which the fees and charges should have been paid.

6.
In addition to the payment of legal interest, the shareholders of B.V.’S and B.V.’S hereby agree jointly and severally to pay any and all costs incurred in the collection of overdue amounts owed pursuant to this Agreement, including reasonable legal fees.

Article 8 - Indemnity
1.
The shareholders of B.V.’S and B.V.’S, jointly and severally, hereby covenant and agree, without any right to set-off or counterclaim, to indemnify and hold harmless Management and any of its directors, officers or employees, from and against any liability, personal or otherwise, arising from or by reason of Management's taking or failure to take any action in connection with or pursuant to this Agreement and the activities contemplated hereunder.

2.
The shareholders of B.V.’S, jointly and severally, further covenant and agree to indemnify and hold harmless, and its partners, associates or employees, from and against any liability, personal or otherwise, arising from or by reason of Management's taking or failure to take any action in connection with or pursuant to this Agreement and the activities contemplated hereunder.

3.
Neither Management, nor its directors, officers or employees, will be liable to the shareholders of B.V.’S personally or otherwise, in relation to Management's taking or failure to take any action in connection with or pursuant to this Agreement and the activities contemplated hereunder, except in the case of gross negligence and/or wilful misconduct of Management.

Article 9 - Contemplated sale or disposal of shares
1.	The shareholders of B.V.’S undertake to give Management as much advance notice as possible of any contemplated sale or transfer of any beneficial interest in B.V.’S

2.
Should the shareholders of B.V.’S undertake any sale, transfer, pledge or usufruct as set forth in paragraph 1 of this Article, the shareholders of B.V.’S shall provide Management as much in advance as possible with the identity, address and credentials of the purchaser, transferee, pledgee or usufructuary, and ensure that such person or entity grants Management an undertaking fully equivalent to that set forth in this Agreement. In the event that Management finds such person's or entity's credentials or undertaking unsatisfactory, Management will be at liberty to resign in the manner set forth in Article 2.

Article 10 - Amendments
The provisions of this Agreement may be amended only by an instrument in writing, signed by the parties hereto.

Article 11 - Applicable law and forum
This Agreement shall be interpreted in accordance with and be governed by the laws of The Netherlands. Any dispute hereunder will be submitted to the District Court of Utrecht, The Netherlands, acting in the first instance, unless Management as petitioner chooses to submit the dispute to any other court having jurisdiction over the parties.

IN WITNESS WHEREOF, this Agreement has been concluded by the parties hereto as of October 22, 2008 and has been signed in duplicate in Amsterdam, the Netherlands on November 7, 2008

/s/ Jerry Gruenbaum                                                                                                            /s/ L.S.C.M. Kassing
Jerry Gruenbaum                                                                                                                  L.J.C.M. Kassing
CEO RIIC